Exhibit 99.1

Friday, April 26, 2019

Dear Fellow Shareholders,

While I am pleased to share first quarter’s highlights, I’m reminded of meaningful words from the business management writer, Theodore Levitt: “Sustained success is largely a matter of focusing regularly on the right things and making a lot of uncelebrated little improvements every day.”

At Farmers, we have no intention of resting on our laurels from an operational or performance perspective. Our KAIZEN-focused program will drive continuous improvements enabling Farmers to maintain our momentum. As you have heard me tout in previous communications, Farmers is proud to be rated the number one bank in our peer group in Ohio by Bank Director Magazine and we will work diligently to remain in that spot.

With the first quarter in the books, I’m please to share that we are off to a rock-solid start in our pursuit of sustained excellence. Before sharing the strong numbers in both deposits and loans driving our first quarter performance, I’d like to provide you with two examples of how your 132-years-young institution is doing things in a new way.

Annual Meeting

Technology is re-shaping many traditional business practices, and on April 18, 2019, Famers held its first hybrid Annual Meeting featuring a newly-adopted virtual meeting format. Shareholders participated via the internet to allow them to cast their votes, heard the Company’s voting results, and submitted questions. Farmers also hosted a physical meeting – for this transitional year only – to demonstrate how to use the virtual meeting format to any shareholders needing assistance.

The use of technology-enhanced shareholder communications to facilitate individual investor participation is a goal of regulators, public companies, shareholders, and others invested in the corporate governance process. Applying technology to the annual meeting by allowing virtual participation is a way to make the meeting more relevant, accessible and engaging for all involved, allowing a broader base of shareholders to participate in the annual meeting – regardless of their location. Virtual meetings are also highly cost effective.

President’s Club

Farmers National Bank capped off the first year of the President’s Club with the inaugural President’s Club Awards, where 15 sales and sales-support associates were recognized for their achievements throughout the last year.

The President’s Club is designed to recognize our top performing associates on a quarterly and annual basis. The winners of this highly-competitive initiative were recently celebrated on March 21st at the first President’s Club Awards Dinner at the Lake Club.

As Farmers continues to grow and expand, it’s important to recognize the top performers who have helped contribute to that growth in their respective departments throughout the bank. It’s a pleasure for myself and the rest of the Senior Management team to celebrate their achievements with what we expect to be the first of many President’s Club Awards.

In addition to the awards, the event featured the always highly motivational Jim Tressel, President of Youngstown State University, as the keynote speaker.

Loan Growth & Mix

Loan growth coupled with outstanding credit quality continued to be a positive story in the first quarter. Farmers once again garnered robust loan growth – 9% year over year – yet classified loans and non-performing loans declined as of 3/31/19 compared to 12/31/18.

Leading the way for loan growth were Agricultural loans and Commercial Real Estate loans (CRE), showing 16% and 15% growth year over year respectively. Small Business Express loans, which feature fast service and convenience, was a key driver of growth. These Ag and Commercial loans under $400,000 allow us to make a decision and close the loans in an accelerated period of time. This Small Business Express portfolio, created in 2015, grew 33% year over year.

A key to simultaneously protecting outstanding credit quality and driving loan growth is the diversity of our loan portfolio, including CRE loans (34%), Residential Real Estate mortgage loans (28%), Farmland and Farm Production loans (11%), Commercial and Industrial loans (15%), and Indirect loans at (10%).

Deposit Growth

Your company remains focused on growing customer deposits so that we can continue to invest in our local communities by funding new loans to consumers, farmers and small businesses. Total customer deposits (which excludes brokered deposits) increased $79.3 million or 4.5% from December 31, 2018 to March 31, 2019. We are pleased to report that core deposits held by our customers represent 89.8% of our total deposits at the end of the first quarter. We remain diligent in carefully pricing our deposits to allow us to maintain a stable net interest margin. This pricing strategy helped us to improve our net interest margin from 3.80% for the fourth quarter of 2018 to 3.81% for the first quarter of 2019. At March 31, 2019, our noninterest-bearing deposits represent 22.4% of total customer deposits. This level of noninterest-bearing deposits allow us to maximize our net interest margin leading to higher levels of profitability.

Conclusion

Farmers depends on our culture and history of solid management decisions to drive our performance throughout the year. Please know your company remains committed to making everyday improvements and will strive to have continued positive results in 2019.

As always, I am open to your calls, letters and emails.

Very truly yours,

Kevin J. Helmick

President & CEO